Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Apria, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Apria, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income, stockholders’ equity (deficit), and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounts Receivable and Net Revenues Fee-for-service arrangements— Refer to Note 1 to the financial statements

Critical Audit Matter Description

Management reports accounts receivable and net revenues from fee-for service arrangements at the amounts estimated to be received under reimbursement arrangements with third-party payors, including private insurers, prepaid health plans, Medicare, Medicaid, and patients. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record total net revenues under fee-for-service arrangements of $918 million for the year ended December 31, 2021, and accounts receivable at their net realizable value of $82 million as of December 31, 2021.

Accounts receivable and net fee-for-service revenues are based on contractually agreed-upon rates for services provided, reduced by estimated adjustments, including variable consideration for implicit price concessions for sales revenue. These estimates are determined utilizing historical realization data under a portfolio approach which is then assessed by management to evaluate whether adjustments should be made based on accounts receivable aging trends, other operating trends, and relevant business conditions such as governmental and managed care payor claims processing procedures.

Given the inherent subjectivity necessary to determine the estimated adjustments to net fee-for service revenues and the net realizable value of accounts receivable, auditing such estimates required a high degree of auditor judgement.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s estimated adjustments to determine the net realizable value of accounts receivable and net fee-for-service revenues included the following, among others:

We tested management’s analysis used to estimate the value of accounts receivable and amounts to be received under fee-for-service revenue contracts by:

•	Obtaining an understanding of the factors considered and the assumptions made by management in determining the estimated adjustments,

•	Testing the underlying data utilized by management to estimate the adjustments,

•

Evaluating whether the adjustments to management’s estimate were reasonable by comparing the historical realization data to the accounts receivable aging and payor mix trends, as well as evaluating economic and industry conditions,

•

Assessing whether the adjustments to management’s estimate were reasonable by utilizing prior year reserves and adjustments to revenue amounts originally recorded to develop a current year expectation,

•

Performing an analysis of revenue adjustments processed for individual transactions and evaluating whether the nature and trends identified in such transactions were considered in management’s estimated adjustments,

•	Comparing management’s prior-year recorded estimate to actual amounts recorded during the current year, and reviewing trends in management’s estimate over time.

/s/ Deloitte & Touche LLP

Costa, Mesa, California

March 1, 2022

We have served as the Company’s auditor since 1998.

APRIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$219,561	$195,197
Accounts receivable	81,720	74,774
Inventories	8,754	6,680
Prepaid expenses and other current assets	23,242	24,003

TOTAL CURRENT ASSETS	333,277	300,654
NONCURRENT RESTRICTED CASH	515	—
PATIENT EQUIPMENT, less accumulated depreciation of $366,126 and $356,888 as of December 31, 2021 and December 31, 2020, respectively	221,534	223,972
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET	21,281	25,419
INTANGIBLE ASSETS, NET	71,651	61,497
OPERATING LEASE RIGHT-OF-USE ASSETS	71,808	57,869
GOODWILL	28,985	—
EQUITY METHOD INVESTMENT	2,809	—
DEFERRED INCOME TAXES, NET	4,338	18,258
NOTE RECEIVABLE, RELATED PARTY (Note 12)	2,071	—
OTHER ASSETS	17,160	17,315

TOTAL ASSETS	$775,429	$704,984

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$133,485	$116,886
Accrued payroll and related taxes and benefits	52,484	55,628
Other accrued liabilities	32,687	33,513
Deferred revenue	28,296	25,821
Current portion of operating lease liabilities	23,419	23,977
Current portion of long-term debt	36,458	20,833

TOTAL CURRENT LIABILITIES	306,829	276,658
LONG-TERM DEBT, less current portion	341,001	376,389
OPERATING LEASE LIABILITIES, less current portion	48,304	35,358
DEFERRED INCOME TAXES, NET	7,312	—
OTHER NONCURRENT LIABILITIES	32,250	42,924

TOTAL LIABILITIES	735,696	731,329
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.01 par value: 100,000,000 authorized; no shares issued as of December 31, 2021 and February 10, 2021 (Note 1)
Common stock, $0.01 par value: 1,000,000,000 authorized; 35,521,594 and 35,210,915 shares issued and outstanding as of December 31, 2021 and February 10, 2021, respectively (Note 1)	355	—
Additional paid-in capital	954,933	954,087
Accumulated deficit	(915,555)	(980,432)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	39,733	(26,345)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$775,429	$704,984

See notes to consolidated financial statements.

APRIA, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Net revenues:
Fee-for-service arrangements	$917,652	$883,846	$870,344
Capitation	227,623	224,871	218,531

TOTAL NET REVENUES	1,145,275	1,108,717	1,088,875

Costs and expenses:
Cost of net revenues:
Product and supply costs	206,167	192,667	206,067
Patient equipment depreciation	101,040	101,319	97,386
Home respiratory therapists costs	16,479	16,882	19,560
Other	17,602	17,402	17,701

TOTAL COST OF NET REVENUES	341,288	328,270	340,714
Selling, distribution and administrative	706,633	709,299	720,746

TOTAL COSTS AND EXPENSES	1,047,921	1,037,569	1,061,460

OPERATING INCOME	97,354	71,148	27,415
Interest expense and other	11,781	6,308	5,112
Interest income and other	(254)	(498)	(1,446)
Gain from derecognition of nonfinancial asset	(3,994)	—	—

INCOME BEFORE INCOME TAXES	89,821	65,338	23,749
Income tax expense	24,153	19,199	8,127
Loss from equity method investment	791	—	—

NET INCOME	$64,877	$46,139	$15,622

	February 10, 2021 through December 31, 2021
Basic and diluted earnings per share:
Net income attributable to common stockholders	$63,338

Weighted average common shares outstanding:
Basic	35,325,734
Diluted	38,113,601
Net income per common share:
Basic	$1.79

Diluted	$1.66

See notes to consolidated financial statements.

APRIA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	—	$—	—	$—	$1,327,445	$(1,042,193)	$285,252
Dividends	—	—	—	—	(175,000)	—	(175,000)
Stock-based compensation	—	—	—	—	8,642	—	8,642
Net income	—	—	—	—	—	15,622	15,622

Balance as of December 31, 2019	—	$—	—	$—	$1,161,087	$(1,026,571)	$134,516
Dividends	—	—	—	—	(210,000)	—	(210,000)
Stock-based compensation	—	—	—	—	3,000	—	3,000
Net income	—	—	—	—	—	46,139	46,139

Balance as of December 31, 2020	—	$—	—	$—	$954,087	$(980,432)	$(26,345)
IPO Transactions (Note 1)	—	—	35,210,915	352	(352)	—	—
Distributions	—	—	—	—	(776)	—	(776)
Stock-based compensation	—	—	—	—	8,249	—	8,249
Common stock issued upon exercise of stock appreciation rights, net of shares withheld for tax	—	—	310,679	3	(6,275)	—	(6,272)
Net income	—	—	—	—	—	64,877	64,877

Balance as of December 31, 2021	—	$—	35,521,594	$355	$954,933	$(915,555)	$39,733

See notes to consolidated financial statements.

APRIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020	2019
OPERATING ACTIVITIES
Net income	$64,877	$46,139	$15,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	113,378	114,656	111,001
Amortization of intangible assets	1,670	574	574
Non-cash lease expense	27,068	27,313	27,596
Deferred income taxes	21,232	16,441	9,390
Stock-based compensation	8,249	3,000	8,642
Amortization of deferred debt issuance costs	1,101	1,358	1,107
Loss on sale and dispositions of patient equipment and other	6,516	4,186	4,130
Loss from unconsolidated joint venture	791	—	—
Gain from derecognition of nonfinancial asset	(3,994)	—	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,538)	9,297	13,456
Inventories	356	169	315
Prepaid expenses and other assets	2,801	(10,971)	2,332
Accounts payable	17,343	(3,215)	(15,086)
Accrued payroll and related taxes and benefits	(3,222)	6,977	7,929
Operating lease liabilities	(28,619)	(25,348)	(29,494)
Income taxes payable	59	(240)	(1,448)
Deferred revenue	983	961	(610)
Legal reserve	1,250	(11,700)	—
Accrued expenses	(13,304)	17,116	6,394

NET CASH PROVIDED BY OPERATING ACTIVITIES	211,997	196,713	161,850

INVESTING ACTIVITIES
Purchases of patient equipment and property, equipment and improvements	(119,148)	(109,097)	(114,485)
Proceeds from sale of patient equipment and other	17,384	17,370	21,772
Preferred distribution from equity method investment	3,000	—	—
Issuance of note receivable, related party	(2,071)	—	—
Cash paid for acquisitions, net of cash received	(43,373)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(144,208)	(91,727)	(92,713)

FINANCING ACTIVITIES
Payments on asset financing	(15,216)	(22,560)	(31,353)
Proceeds from revolving credit facility	—	—	5,000
Disbursements to revolving credit facility	—	—	(5,000)
Borrowings on debt	—	260,000	150,000
Payments on debt	(20,833)	(8,958)	—
Payments on deferred financing costs	—	(2,962)	(2,763)
Payments of dividends	—	(210,000)	(175,000)
Distribution payments	(589)	—	—
Payments for tax withholdings from equity-based compensation activity	(6,272)	—	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(42,910)	15,520	(59,116)

NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	24,879	120,506	10,021
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	195,197	74,691	64,670

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$220,076	$195,197	$74,691

Continued on following page.

SUPPLEMENTAL DISCLOSURES—See Note 6 – Debt and Note 8 – Income Taxes for a discussion of cash paid for interest and income taxes, respectively.

NON-CASH INVESTING AND FINANCING TRANSACTIONS—Purchases of patient equipment and property, equipment and improvements exclude purchases that remain unpaid at the end of the respective period. Such amounts are included in the following period’s purchases. Unpaid purchases were $50.6 million, $55.1 million, and $59.8 million as of December 31, 2021, 2020 and 2019, respectively. Unpaid purchases include $9.2 million, $15.7 million, and $24.4 million of patient equipment and property, equipment and improvements acquired under extended payment terms as of December 31, 2021, 2020 and 2019, respectively. See Note 9 – Leases for a discussion of right-of-use assets obtained in exchange for new operating lease liabilities. The Company made a non-cash contribution of software and other intellectual property (“IP”) in the year ended December 31, 2021 to a joint venture with a fair value of $9.0 million. See Note 1 – Summary of Significant Accounting Policies for a discussion of the equity method investment. See Note 2 – Acquisitions for a discussion of unpaid contingent consideration and the net working capital adjustment receivable in connections with the acquisitions.

See notes to consolidated financial statements.

APRIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are presented in U.S. dollars. These consolidated financial statements include the accounts of Apria, Inc. (the “Company”) and its subsidiaries. The Company had no items of other comprehensive income; as such, its comprehensive income is the same as the net income for all periods presented. Intercompany transactions and accounts have been eliminated in consolidation.

In connection with the completion of the Company’s initial public offering (the “IPO” or “offering”), the Company underwent a reorganization transaction (see Company Background—Initial public offering) and Apria Healthcare Group Inc. (“Apria Healthcare Group”) became an indirect wholly owned subsidiary of the Company on February 10, 2021. As a result of the reorganization transaction, the Company directly or indirectly owns all of the equity interests in Apria Healthcare Group and is the holding company of the Company’s business. The merger was accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of the Company recognize the assets and liabilities received in the merger at their historical carrying amounts as reflected in the historical consolidated financial statements of Apria Healthcare Group, the accounting predecessor. Furthermore, prior to the offering, the Company’s business was conducted through Apria Healthcare Group, which did not have a common capital structure with Apria, Inc. and therefore, the Company has not presented the historical capital structure of Apria Healthcare Group within the financial statements. As such, the Company computed earnings per share (“EPS”) for the period the Company’s common stock was outstanding during 2021, referred to as the Post-IPO period. The Company has defined the Post-IPO period as February 10, 2021, the effective date of the pre-IPO reorganization and the completion of the offering, through December 31, 2021. See below for a discussion of the reorganization transaction and EPS calculations.

Company Background—Apria, Inc., a Delaware corporation formed on March 22, 2018, is the financial reporting entity following the Company’s IPO in February 2021.

The Company operates in the home healthcare segment of the healthcare industry, providing a variety of clinical and administrative support services and related products and supplies, most of which are prescribed by a physician as part of a care plan. Essentially all products and services offered by the Company are provided through the Company’s network of approximately 300 branch, distribution and other locations, which are located throughout the United States. The Company provides services and products in one operating segment: home respiratory therapy/home medical equipment. The Company provides patients in their homes with products and services which are primarily paid for by a third-party payor, such as Medicare, Medicaid, a managed care plan or another third-party insurer. Sales are primarily derived from referral sources such as hospital discharge planners, medical groups or independent physicians.

Initial public offering— In February 2021, the Company completed an underwritten offering (in which an entity associated with Blackstone Inc. (the “selling stockholder”) sold an aggregate of 8,625,000 shares of common stock, including 1,125,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares. The Company did not receive any proceeds from the shares sold by the selling stockholder and the Company incurred offering related expenses of approximately $6.0 million, which were incurred and paid on the Company’s behalf prior to the offering by Apria Healthcare Group.

In connection with the completion of the offering, the Company underwent a reorganization transaction. On February 10, 2021, a newly formed indirect subsidiary of the Company merged with and into Apria Healthcare Group, with Apria Healthcare Group surviving. As a result, Apria Healthcare Group became an indirect wholly owned subsidiary of the Company. The Company’s stockholders who previously held their ownership interest prior to the IPO through Apria Holdings LLC (“Holdings”) (as the 100% direct owner of Apria Healthcare Group) received an aggregate of 35,210,915 shares of newly issued common stock of the Company with a par value of $0.01 per share.

In connection with the IPO, the Company’s certificate of incorporation (the “Charter”) and bylaws were each amended and restated, effective on February 10, 2021. The Charter authorizes 1,000,000,000 shares of common stock with a par value of $0.01 per share. Each share of common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The Charter also authorizes 100,000,000 shares of preferred stock, par value $0.01 per share, of which there were no shares of preferred stock issued or outstanding immediately after the IPO or as of December 31, 2021.

Equity Method Investment— On August 16, 2021, the Company and a group of investors that includes the American Association for Homecare, VGM Group, Inc., AdaptHealth, LLC., Lincare Inc. and Rotech Healthcare Inc. entered into a joint venture agreement to form DMEscripts LLC (“JV”), an independent e-prescribing company dedicated to improving the patient, prescriber and provider experience by eliminating inefficiencies and reducing paperwork. The Company contributed IP in exchange for a 40% membership interest in the JV, 50% of which is a nonvoting interest. The Company accounted for the contribution of the IP in accordance with Accounting Standards Codification (“ASC”) No. 610- 20, Gains and Losses from the Derecognition of Nonfinancial Assets. The Company’s ownership interest in the JV is a non-managing interest. The Company determined that the JV was a variable interest entity, but does not consolidate the JV because the Company was not the primary beneficiary. The Company accounts for its unconsolidated membership interest in the JV in accordance with the equity method of accounting because it exerts significant influence over but does not control the JV. Under the equity method of accounting, contributions of non-financial assets to unconsolidated joint ventures are recorded at fair value and adjusted for cash contributions, distributions received, allocations of income or loss, and other adjustments, as appropriate. There is no difference between the carrying amount of the investment and the underlying equity interest in net assets. All capital contributions and distributions of earnings from the JV are made on a pro rata basis in proportion to each member’s equity interest percentage. The Company commenced recording its allocated portion of profit or losses beginning as of September 1, 2021. Loss from the equity method investment was $0.8 million for the year ended December 31, 2021. The Company received a preferred distribution of $3.0 million and has the potential to receive an additional $3.0 million if certain performance metrics are achieved within two years (“Breakeven Performance”).

In connection with the formation of the JV, the Company entered into a promissory note that evidences a line of credit (“LOC”) pursuant to a loan and security agreement (“JV Loan Agreement”), to which the Company has agreed to provide up to $3.0 million in debt funding to the JV. In accordance with the JV Loan Agreement, the LOC bears interest at the rate of 7.5% per annum. The LOC calls for monthly interest only payments until the sooner of August 16, 2025 or the borrower achieving Breakeven Performance, at which time the remaining outstanding principal amount is amortized in equal monthly installments over five years. Amounts due under the LOC may be prepaid at any time. As of December 31, 2021, the outstanding balance was $2.1 million under the LOC which was recorded as a note receivable, related party on the consolidated balance sheet.

Business Combinations—The Company’s acquisitions have been accounted for using the purchase method of accounting under ASC 805, Business Combinations (“ASC 805”). The Company accounts for all transactions and events in which it obtains control over a business under ASC 805 by establishing the acquisition date and recognizing the fair value of all assets acquired and liabilities assumed. The Company’s acquisitions have historically been made at prices above the fair value of identifiable net assets, resulting in goodwill.

While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business acquisition date, the estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between the preliminary and final purchase price allocation, the related amortization is adjusted in the period it occurs. Subsequent to the purchase price allocation period, any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is determined.

Use of Accounting Estimates—The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Among the significant estimates affecting the consolidated financial statements are those related to revenue recognition and the resulting accounts receivable, goodwill, indefinite-lived intangible assets and long-lived assets, self-insurance reserves, and business combinations.

Fee-for-Service Net Revenues—Revenues are recognized under fee-for-service arrangements for equipment the Company rents to patients and sales of equipment, supplies and other items the Company sells to patients.

Rental and sale net revenues under fee-for-service arrangements disaggregated by each core service line item were:

	Year Ended December 31,
	2021			2020			2019
(dollars in thousands)	Rental	Sale	Total Fee- For- Service	Rental	Sale	Total Fee- For- Service	Rental	Sale	Total Fee- For- Service
Home respiratory therapy	$412,223	$2,702	$414,925	$399,799	$3,325	$403,124	$385,429	$2,241	$387,670
Obstructive sleep apnea treatment	91,931	293,382	385,313	85,916	276,444	362,360	84,225	262,789	347,014
Negative pressure wound therapy	27,638	3,981	31,619	30,477	2,208	32,685	29,832	2,677	32,509
Other equipment and services	41,019	44,776	85,795	41,487	44,190	85,677	43,317	59,834	103,151

Total	$572,811	$344,841	$917,652	$557,679	$326,167	$883,846	$542,803	$327,541	$870,344

	62.4%	37.6%	100.0%	63.1%	36.9%	100.0%	62.4%	37.6%	100.0%

Rental revenues—Revenue generated from equipment that the Company rents to patients is recognized over the noncancelable rental period, typically one month, and commences on delivery of the equipment to the patients. The Company evaluates the portfolio of lease contracts at lease commencement and the start of each monthly renewal period to determine if it is reasonably certain that the monthly renewal or purchase options would be exercised. The exercise of monthly renewal or purchase options by a patient has historically not been reasonably certain to occur at lease commencement or subsequent monthly renewal.

Revenues are recorded at amounts estimated to be received under reimbursement arrangements with third-party payors, including private insurers, prepaid health plans, Medicare, Medicaid and patients. Rental revenue, less estimated adjustments, is recognized as earned on a straight-line basis over the noncancellable lease term. Rental of patient equipment is billed on a monthly basis beginning on the date the equipment is delivered. Since deliveries can occur on any day during a month, the amount of billings that apply to the next month are deferred.

The Company’s lease agreements generally contain lease and non-lease components. Non-lease components primarily relate to supplies. The Company allocates the transaction price to the separate lease and non-lease components that qualify as performance obligations using the stand-alone selling price.

Sale revenues—Revenue related to sales of equipment and supplies is recognized on the date of delivery as this is when control of the promised goods is transferred to patients and is presented net of applicable sales taxes. Revenues are recorded only to the extent it is probable that a significant reversal will not occur in the future as amounts may include implicit price concessions under reimbursement arrangements with third-party payors, including private insurers, prepaid health plans, Medicare, Medicaid and patients. The Company determines the sales transaction price based on contractually agreed-upon rates, adjusted for estimates of variable consideration. The Company uses the expected value method in determining the variable consideration as part of determining the sales transaction price using historical reimbursement experience, historical sales returns, and other operating trends. Payment terms and conditions vary by contract. The timing of revenue recognition, billing, and cash collection generally results in billed and unbilled accounts receivable.

Capitation Revenues—Revenues are recognized under capitation arrangements with third-party payors for services and equipment for which the Company stands ready to provide to the members of these payors without regard to the actual services provided. The stand ready obligation generally extends beyond one year. Revenue is recognized over the month that the members are entitled to healthcare services using the contractual rate for each covered member. The actual number of covered members may vary each month. Capitation payments are typically received in the month members are entitled to healthcare services. Contracts with a single national payor constituted 87%, 86% and 86% of total capitation revenues for the years ended December 31, 2021, 2020 and 2019 respectively.

Concentration of Credit Risk—Revenues reimbursed under arrangements with Medicare and Medicaid were approximately 21% and 1%, respectively, of total net revenues for the years ended December 31, 2021 and December 31, 2020. Revenues reimbursed under arrangements with Medicare and Medicaid were approximately 19% and 1%, respectively, of total net revenues for the year ended December 31, 2019.

Contracts with two national payors each represented more than 10% of the Company’s total net revenues constituting approximately 24% and 11% of total net revenues for the year ended December 31, 2021, approximately 23% and 11% of total net revenues for the year ended December 31, 2020, and approximately 23% and 10% of total net revenues for the year ended December 31, 2019.

As of December 31, 2021, 2020 and 2019, Medicare represented greater than 10% of net accounts receivable.

Cash and Cash Equivalents—Cash is maintained with various financial institutions. Cash account balances may be more than the amounts insured by the Federal Deposit Insurance Corporation; however, management believes the risk of loss to be minimal based on the credit standing of these institutions and has not experienced any losses on its cash and cash equivalents to date. Management considers all highly liquid instruments purchased with an original maturity of less than three months to be cash equivalents.

Restricted Cash—Noncurrent restricted cash is related to amounts required to be held for payment of benefits under the Company’s nonqualified deferred compensation plan and was $0.5 million and $0.0 million as of December 31, 2021 and 2020, respectively.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the consolidated balance sheets that sum to amounts reported in the consolidated statements of cash flows (in thousands):

(in thousands)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$219,561	$195,197
Noncurrent restricted cash	515	—

Total cash, cash equivalents and restricted cash	$220,076	$195,197

Accounts Receivable—Included in accounts receivable are earned but unbilled receivables of $19.9 million and $13.1 million as of December 31, 2021 and 2020, respectively. Delays ranging from a day up to several weeks between the date of service and billing can occur due to delays in obtaining certain required payor-specific documentation from internal and external sources. Earned but unbilled receivables are aged from date of service and are considered in the analysis of historical performance and collectability.

Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record total net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect estimated net realizable value. Specifically, management considers historical realization data, accounts receivable aging trends, other operating trends, and the extent of contracted business and business combinations. Also considered are relevant business conditions such as governmental and managed care payor claims processing procedures and system changes.

Additionally, focused reviews of certain large and/or problematic payors are performed. Due to continuing changes in the healthcare industry and third-party reimbursement, it is possible that management’s estimates could change in the near term, which could have an impact on operations and cash flows.

The Company records a reserve for expected credit losses as part of net rental revenue adjustments in order to report rental revenue at an expected collectable amount based on the total portfolio of operating lease receivables for which collectability has been deemed probable.

Inventories—Inventories are stated at the lower of cost (approximate costs determined on the first-in, first-out basis) or net realizable value and consist primarily of respiratory supplies and items used in conjunction with patient equipment.

Patient Equipment—Patient equipment is stated at cost less depreciation and reserves for non-recoverable and obsolete patient equipment. Patient equipment consists of medical equipment rented to patients on a month-to-month basis. Depreciation is provided using the straight-line method over the estimated useful lives of the equipment, which range from 1 to 10 years. Patient equipment depreciation is classified in the Company’s consolidated statements of income within cost of net revenues as the equipment is rented to patients as part of the Company’s primary operations. Depreciation expense for patient equipment was $101.0 million, $101.3 million and $97.4 million for the years ended December 31, 2021, 2020 and 2019, respectively. The reserves for non-recoverable and obsolete patient equipment were $3.7 million and $3.1 million as of December 31, 2021 and 2020, respectively.

Patient equipment is generally placed for rent; however, it could also be sold to customers. Once the rented equipment is returned to the Company, patient equipment is assessed and repaired as necessary. Patient equipment is typically leased to subsequent patients if its condition is suitable. Upon a sale, the Company records the proceeds of the sale within net revenues and the costs related to the carrying net book value as other costs within cost of net revenues in the Company’s consolidated statements of income.

Given rental income is generated from such products, purchases of patient equipment are considered an investing activity when paid soon before or after purchase while other payments made are considered a financing activity within the consolidated statements of cash flows. Certain unpaid purchases are secured by a security interest in $1.8 million, $5.1 million and $17.9 million of patient equipment as of December 31, 2021, 2020 and 2019, respectively. The net loss from the sale and disposition of patient equipment is reported as an adjustment to net income within cash provided by operating activities in the consolidated statements of cash flows.

Property, Equipment and Improvements—Property, equipment and improvements are stated at cost less depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from 1 to 15 years or, for leasehold improvements, the shorter of the useful life of the asset or the remaining life of the related lease.

Capitalized Software—Capitalized software costs related to internally developed and purchased software are included in property, equipment and improvements in the consolidated balance sheets and are amortized using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Capitalized costs include direct costs of materials and services incurred in developing or obtaining internal-use software or cloud computing software and payroll and benefit costs for employees directly involved in the development of internal-use software or cloud computing software. Capitalization of such costs ceases when the project is substantially complete and ready for its intended purpose unless the enhancement adds new functionality. Costs incurred during the preliminary and post-implementation stages, as well as software maintenance and training costs, are expensed in the period in which they are incurred. Additions to capitalized internally developed software totaled $6.3 million and $6.3 million for the years ended December 31, 2021 and 2020, respectively. Amortization expense for internally developed software was $4.7 million, $5.5 million and $5.7 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Goodwill, Indefinite-Lived Intangible Assets and Long-Lived Assets—Goodwill and indefinite-lived intangible assets are not amortized but instead tested at least annually for impairment or more frequently when events or changes in circumstances indicate that the assets might be impaired. The Company performs the annual test for impairment for goodwill and indefinite-lived intangible assets as of the first day of the fourth quarter.

The Company will first assess qualitative factors to determine whether it is more likely than not that the fair value is less than its carrying amount. If, based on a review of qualitative factors, it is more likely than not that the fair value is less than its carrying amount, the Company will use a quantitative approach, and calculate the fair value and compare it to its carrying amount. If the fair value exceeds the carrying amount, there is no indication of impairment. If the carrying amount exceeds the fair value, an impairment loss is recorded equal to the difference.

The Company performed an assessment of qualitative factors and determined that no events or circumstances existed that would lead to a determination that it is more likely than not that the fair value of indefinite-lived assets were less than the carrying amount. As such, a quantitative analysis was not required to be performed.

Long-lived assets, including property and equipment and purchased definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Significant judgment is required in determining whether a potential indicator of impairment of long-lived assets exists and in estimating future cash flows for any necessary impairment tests. Recoverability of assets to be held and used is measured by the comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such an asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Impairment charges related to goodwill, indefinite-lived intangible assets or long-lived assets were not material for the years ended December 31, 2021, 2020 and 2019.

Fair Value of Financial Instruments—Management is required to disclose the estimated fair value of certain assets and liabilities of financial instruments. Financial instruments are generally defined as cash, evidence of ownership interest in an entity or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity.

A fair value hierarchy is established, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3 – Unobservable inputs based on the Company’s own assumptions.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short maturity. The carrying amounts of the Company’s long-term debt, including the Term Loan A Facility (the “TLA”) and Revolving Credit Facility (the “Revolver”) as of December 31, 2021, approximate fair value due to the variable rate nature of the agreements. All debt classifications represent Level 2 fair value measurements. Contracts insuring the lives of certain current and former employees who are eligible to participate in non-qualified deferred compensation plans are held in a rabbi trust. Cash surrender value of the contracts is based on performance measurement funds that shadow the deferral investment allocations made by participants in the deferred compensation plan. The fair value of the pooled investment funds is derived using Level 2 inputs.

Leases—The Company determines if an arrangement is a lease at commencement and performs an evaluation to determine whether the lease should be classified as an operating or finance lease. Operating leases are included in operating lease right-of-use (“ROU) “assets, current portion of operating lease liabilities and operating lease liabilities, less current portion, on the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and the related liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate (“IBR”) based on the information available at the lease commencement date in determining the present value of future lease payments. The Company uses market rates from recent secured financing in its determination of the IBR.

The operating lease ROU asset also includes any lease payments made to the lessor at or before the commencement date and is adjusted by any lease incentives received. Variable lease payments are not included in the operating lease liability as they cannot be reasonably estimated and are recognized in the period in which the obligation for those payments is incurred. Lease terms may include options to extend or terminate the lease and are included only when it is reasonably certain that the Company will exercise that option. For all asset classes, leases with a lease term of twelve months or less at the lease commencement date are not recorded on the consolidated balance sheets, as permitted by the short-term lease exception. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company does not have any material subleases. The Company does not have any leases classified as a finance leasing arrangement. As such, all leases are classified as operating leases. See further discussion at Note 9 – Leases.

Product and Supply Costs—Product and supply costs presented within total cost of net revenues are comprised primarily of the cost of supplies, equipment and accessories provided to patients.

Contract Costs—The Company pays sales commissions on fee-for-service arrangements in an effort to increase the volume of serviced patients. The Company elected to use the practical expedient to expense sales commissions as incurred since the amortization period would otherwise be less than one year. These costs are included in selling, distribution and administrative (“SD&A”) expenses in the consolidated statements of income.

Home Respiratory Therapists Costs—Home respiratory therapists costs presented within total cost of net revenues are comprised primarily of employee salary and benefit costs or contract fees paid to respiratory therapists and other related professionals who are deployed to service a patient. Home respiratory therapy personnel are also engaged in a number of administrative and marketing tasks and, accordingly, these costs are classified within SD&A expenses and were $13.9 million, $14.8 million and $15.5 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Distribution Expenses—Distribution expenses totaled $127.0 million, $117.2 million and $128.0 million for the years ended December 31, 2021, 2020 and 2019, respectively. Such expense represents the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; salaries and other costs related to drivers and dispatch personnel; and amounts paid to courier and other outside shipping vendors. Such expenses fall within the definition of “shipping and handling” costs and are classified within SD&A expenses and may not be comparable to other companies.

Self-Insurance—Coverage for certain employee medical claims and benefits, as well as workers’ compensation, professional and general liability, and vehicle liability are self-insured. Amounts accrued for costs of workers’ compensation, medical, professional and general liability, and vehicle liability are classified as current or long-term liabilities based upon an estimate of when the liability will ultimately be paid. Amounts are recorded gross of any estimated recoverable amounts from insurance providers. The estimated recoverable amounts from insurance providers are recorded within prepaid expense and other current assets and other assets on the consolidated balance sheets based upon an estimate of when they will be received.

Amounts accrued as current liabilities within other accrued liabilities are as follows:

(in thousands)	December 31, 2021	December 31, 2020
Workers’ compensation	$4,579	$4,780
Professional and general liability/vehicle	2,657	3,929
Medical insurance	2,652	2,169

Amounts accrued as long-term liabilities within other noncurrent liabilities are as follows:

(in thousands)	December 31, 2021	December 31, 2020
Workers’ compensation	$15,830	$17,691
Professional and general liability/vehicle	5,212	6,554

Stock-Based Compensation—The Company accounts for its stock-based awards in accordance with provisions of FASB Accounting Standards Codification (“ASC”) No. 718, Compensation—Stock Compensation. Subsequent to the IPO, the Company has the following types of equity-based compensation awards outstanding: stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”), Chief Financial Officer (“CFO”) RSUs, and stock-settled long-term incentive plan (“LTIP”) awards.

The Company recognizes compensation expense with respect to SARs based on the fair value of the awards as measured on the grant date. Fair value is not subsequently remeasured unless the conditions on which the award was granted are modified. The determination of fair value at grant date requires the use of estimates, which are based on management’s judgment. Generally, compensation expense for each separately vesting portion of the awards is recognized on a straight-line basis over the vesting period for that portion of the award subject to continued service.

As the CFO RSUs can be settled in either cash or shares of common stock at the election of the holder they are recorded as liability awards. The fair value is measured at the grant date and remeasured each reporting period until settlement. Compensation expense is recognized over the requisite service period subject to continued employment and adjusted each reporting period for changes in the fair value pro-rated for the portion of the requisite service period rendered.

The Company recognizes compensation expense with respect to RSUs and PSUs, (collectively referred to as omnibus plan awards (“Omnibus Plan Awards”)), based on the fair value of the awards as measured on the grant date. Fair value is not subsequently remeasured unless the conditions on which the award was granted are modified. For time based only Omnibus Plan Awards, compensation expense for each separately vesting portion of the award is recognized on a straight-line basis over the vesting period for that portion of the award subject to continued service. For Omnibus Plan Awards with performance conditions, compensation expense is recognized over the requisite service period subject to management’s estimation of the probability of vesting of such awards.

The IPO triggered a pre-existing provision under the Company’s 2019 LTIP pursuant to which the incentive awards will be settled in shares of the Company’s common stock. The modification of the award did not result in incremental compensation expense as the fair value of the award was the same immediately prior to and immediately after the modification. Compensation expense is recognized on a straight-line basis over the requisite service period subject to management’s estimation of the probability of vesting of such awards.

Legal Reserves—The Company is involved in various legal proceedings, claims, and litigation that arise in the ordinary course of business. The Company investigates these matters as they arise and reserves for potential loss in accordance with ASC No. 450, Contingencies. Significant judgment is required in the determination of both the probability of loss and whether the amount of the loss can be reasonably estimated. Estimates are subjective and are made in consultation with internal and external legal counsel. See further discussion at Note 10 – Commitments and Contingencies.

Dividend—In December 2020, the Company declared and paid a $200.3 million dividend payment to common stockholders and a $9.7 million distribution to SARs holders. In June 2019, the Company declared and paid a $168.5 million dividend to common stockholders and a $6.5 million distribution to SARs holders.

Income Taxes—The Company’s provision for income taxes is based on expected income, permanent book/tax differences and statutory tax rates in the various jurisdictions in which the Company operates. Management estimates and judgments are required in determining the provision for income taxes.

Deferred income tax assets and liabilities are computed for differences between the carrying amounts of assets and liabilities for financial statement and tax purposes. Deferred income tax assets are required to be reduced by a valuation allowance when it is determined that it is more likely than not that all or a portion of a deferred tax asset will not be realized.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into U.S. law to provide economic relief to individuals and businesses facing economic hardship as a result of the novel coronavirus (“COVID-19”) public health emergency. The CARES Act includes, among other things, provisions relating to payroll tax credits and deferrals, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. As permitted under the CARES Act, the Company has elected to defer certain portions of employer-paid FICA taxes otherwise payable from March 27, 2020 to January 1, 2021, to be paid in two equal installments on December 31, 2021 and December 31, 2022. The first installment of $7.4 million was paid during the year ended December 31, 2021. As of December 31, 2021, the remaining $7.4 million of FICA tax payments were deferred and is included in accrued payroll and related taxes on the consolidated balance sheet.

Business Segments—The Company has evaluated segment reporting in accordance with FASB ASC No. 280, Segment Reporting. The Company’s chief executive officer is its chief operating decision maker. The chief operating decision maker reviews financial information about the business at the enterprise-wide consolidated level when allocating the resources of the Company and assessing business performance. Accordingly, the Company has determined that its business activities comprise a single operating and reporting segment, the home respiratory therapy/home medical equipment segment. Through its single segment, the Company focuses on three core service lines: home respiratory therapy (including home oxygen and non-invasive ventilation services); obstructive sleep apnea treatment (including continuous positive airway pressure and bi-level positive airway pressure devices, and patient support services); and negative pressure wound therapy. Additionally, the Company supplies a wide range of home medical equipment and other products and services to help improve the quality of life for patients with home care needs.

Net revenues for each core service line were:

	Year Ended December 31,
	2021	2020	2019
(in thousands)
Home respiratory therapy	$467,422	$453,826	$435,680
Obstructive sleep apnea treatment	480,245	454,407	438,572
Negative pressure wound therapy	40,455	42,966	42,122
Other equipment and services	157,153	157,518	172,501

Net revenues	$1,145,275	$1,108,717	$1,088,875

Earnings Per Share—Prior to the IPO, the Company’s business was conducted through Apria Healthcare Group, which did not have a common capital structure with Apria, Inc. In connection with the completion of the offering, the Company underwent a reorganization transaction in which Apria Healthcare Group Inc. became an LLC and a newly formed indirect subsidiary of the Company merged with and into Apria Healthcare Group, with Apria Healthcare Group surviving. As a result, Apria Healthcare Group became an indirect wholly owned subsidiary of the Company. As part of the merger Apria Healthcare Group SAR units were converted to Apria, Inc. SARs and the Company’s stockholders who previously held their ownership interest prior to the IPO through Holdings (as the 100% direct owner of Apria Healthcare Group) received newly issued common shares. The conversion ratios for SARs and the three different classes of profit interest units (“PIUs”), which each had different preference rights as detailed in Note 7—Stock-Based Compensation, were determined based on the unit value implied by the per share price of common stock sold in the IPO. See further discussion at Note 1—Summary of Significant Accounting Policies – Initial Public Offering. Based on the complex nature of the reorganization transaction and based on consideration of the equity structure prior to IPO, the Company computed EPS only on a prospective basis for the period the Company’s common stock was outstanding during 2021, referred to as the Post-IPO period. The Company has defined the Post-IPO period as February 10, 2021, the effective date of the pre-IPO reorganization and the completion of the offering, through December 31, 2021. Basic net income per common share represents net income attributable to common stockholders for the Post-IPO period divided by the weighted-average number of common shares outstanding during the Post-IPO period. Diluted net income per common share is similar to calculating basic net income per common share, except the denominator is increased to include the dilutive effects of stock-based awards except when doing so would be antidilutive.

The computation of net income per common share is presented below:

(in thousands, except share and per share data)	February 10, 2021 through December 31, 2021
Net income attributable to common stockholders	$63,338

Basic weighted average number of common shares outstanding	35,325,734
Dilutive effect of stock-based awards	2,787,867

Diluted weighted average number of common shares outstanding	38,113,601

Basic net income per common share	$1.79
Diluted net income per common share	$1.66

The 79,988 CFO RSUs outstanding during the Post-IPO period were not included in the calculation of diluted EPS as they were antidilutive. 88,916 PSUs were not included in the calculation of dilutive EPS as the financial performance condition had not been met as of December 31, 2021.

Apria Healthcare Group had 992,719 basic and diluted weighted average common shares outstanding for the period of January 1, 2021 through February 10, 2021 and the years ended December 31, 2020 and 2019.

2.	ACQUISITIONS

The Company regularly evaluates potential acquisition opportunities and may periodically acquire businesses that will complement its existing operations and businesses. The results of operations of the acquired companies are included in the consolidated statements of income from the dates of acquisition.

During the year ended December 31, 2021, the Company acquired certain assets and stock for total consideration of $42.8 million, including $43.4 million of cash paid, net of cash acquired, $1.1 million of contingent consideration, reduced by a $1.7 million net working capital adjustment receivable expected to be paid to the Company in the first quarter of 2022. These acquisitions provide services and products in the home respiratory therapy/home medical equipment segment. The acquisitions provide the Company with market expansion opportunities. The Company allocated the consideration paid to the estimated fair values of the net assets acquired on a provisional basis based on preliminary valuations. In aggregate, $40.8 million was attributed to intangible assets and $2.0 million to net assets acquired.

Intangible assets acquired primarily relate to goodwill with an estimated fair value of $29.0 million, customer list and other intangible assets, with an estimated fair value of $6.5 million and an estimated weighted-average useful life of 3.0 years, trade name, with an estimate fair value of $3.8 million and an estimated weighted-average useful life of 15.0 years, and payor relationships, with an estimated fair value of $1.5 million and an estimated weighted-average useful life of 20.0 years. The Company expects that the goodwill will be deductible for tax purposes. The Company expects to finalize the allocation of the purchase consideration as soon as practicable.

The acquisitions included contingent payments based on certain conditions after closing, which were determined to have an acquisition date fair value of $1.1 million which is recorded as a contingent liability in other accrued liabilities in the consolidated balance sheet in connection with the Company’s acquisition accounting.

Pro forma results of operations for these acquisitions have not been presented because they are not material to the consolidated results of operations, either individually or in the aggregate.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

There were no new material accounting standards adopted in the year ended December 31, 2021.

4.	PROPERTY, EQUIPMENT AND IMPROVEMENTS

Property, equipment and improvements consist of the following:

	December 31,
(in thousands)	2021	2020
Leasehold improvements	$17,750	$23,236
Equipment and furnishings	12,160	12,644
Information systems—hardware	16,461	28,741
Information systems—software	81,836	88,610

	128,207	153,231
Less accumulated depreciation	(106,926)	(127,812)

	$21,281	$25,419

Depreciation expense for property, equipment and improvements was $12.3 million, $13.3 million and $13.6 million for the years ended December 31, 2021, 2020 and 2019, respectively. Depreciation expense for property, equipment and improvements is recorded in SD&A expenses in the consolidated statements of income.

5.	GOODWILL AND INTANGIBLE ASSETS

Changes in goodwill are as follows:

(in thousands)	Total
Balance as of December 31, 2020	$—
Acquisitions	28,985

Balance as of December 31, 2021	$28,985

Intangible assets consist of the following:

	December 31, 2021				December 31, 2020
(dollars in thousands)	Average Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization:
Capitated relationships	20.0	$4,400	$(3,074)	$1,326	$4,400	$(2,880)	$1,520
Payor relationships	20.0	9,140	(5,029)	4,111	7,600	(4,623)	2,977
Trade names	15.0	3,800	—	3,800	—	—	—
Customer list & other	3.0	5,835	(421)	5,414	—	—	—

Subtotal		23,175	(8,524)	14,651	12,000	(7,503)	4,497
Intangible assets not subject to amortization:
Trade names	—	50,000	—	50,000	50,000	—	50,000
Accreditations with commissions	—	7,000	—	7,000	7,000	—	7,000

Subtotal		57,000	—	57,000	57,000	—	57,000

Total		$80,175	$(8,524)	$71,651	$69,000	$(7,503)	$61,497

Amortization expense was $1.7 million, $0.6 million and $0.6 million the years ended December 31, 2021, 2020 and 2019, respectively.

Estimated amortization expense for each of the fiscal years ending December 31 is presented below:

(in thousands)
2022	$2,849
2023	2,849
2024	2,429
2025	904
2026	904
Thereafter	4,716

6.	DEBT

Long-term debt consists of the following:

(in thousands)	December 31, 2021	December 31, 2020
Term Loan A	$380,208	$401,042
Less: Current portion	(36,458)	(20,833)
Less: Unamortized debt issuance costs	(2,749)	(3,820)

Total long-term debt	$341,001	$376,389

On June 21, 2019, the Company entered into a credit agreement with Citizens Bank and a syndicate of lenders for both a Term Loan A Facility (“TLA”) of $150.0 million and a Revolver of $100.0 million. The Revolver replaced the prior senior secured asset-based revolving credit facility (the “ABL Facility”), which provided for revolving credit financing of up to $125.0 million. Proceeds from the TLA were used to fund a $175.0 million dividend payment to common stockholders and distribution to SARs holders.

On December 11, 2020, the Company entered into a credit facility amendment to obtain $260.0 million of incremental term loans (the “Incremental Term Loans”). Net proceeds from the Incremental Term Loans were used to fund a $200.3 million dividend payment to common stockholders and a $9.7 million distribution to SARs holders declared and paid in December 2020, with the remaining proceeds used to pay fees and expenses in connection with the credit facility amendment and for general corporate purposes.

The credit agreement permits the interest rate to be selected at the Company’s option at either adjusted London Interbank Offered Rate (“Adjusted LIBOR”) or alternative base rate plus their respective applicable margin. Adjusted LIBOR is the rate for Eurodollar deposits for the applicable interest period while the alternate base rate is the highest of (i) the Administrative Agent’s “Prime Rate”, (ii) the Federal Funds Effective Rate plus 0.50%, and (iii) one-month Adjusted LIBOR plus 1.00%. Furthermore, Adjusted LIBOR is subject to a 0.50% per annum floor and the alternative base rate is subject to a 1.50% per annum floor. Additionally, the margin applied to both the TLA and Revolver is determined based on total net leverage ratio. Total net leverage ratio is defined as net debt, which represents indebtedness minus up to $25.0 million in cash and cash equivalents over consolidated EBITDA as defined under the credit agreement. The following is a summary of the additional margin and commitment fees payable on both the TLA and available Revolver:

Level	Total Net Leverage Ratio	Applicable Margin for Adjusted LIBOR Loans	Applicable Margin for Alternative Base Rate Loans	Commitment Fee
I	Greater than or equal to 3.00x	2.75%	1.75%	0.35%
II	Greater than or equal to 2.50x but less than 3.00x	2.50%	1.50%	0.30%
III	Greater than or equal to 1.50x but less than 2.50x	2.25%	1.25%	0.25%
IV	Less than 1.50x	2.00%	1.00%	0.20%

The TLA matures on June 21, 2024 and the Company is required to make quarterly principal payments on the TLA beginning June 30, 2020. Upon entering into the credit facility amendment, the amount of those quarterly principal payments was adjusted to account for the Incremental Term Loans. The table below is a summary of the expected timing of remaining principal repayments each fiscal year:

(in thousands)
2022	$36,458
2023	41,667
2024	302,083

The credit agreement encompassing the TLA and Revolver permits the Company, subject to certain exceptions, to increase its TLA or its Revolver, as well as incur additional indebtedness, as long as it does not exceed the total net leverage ratio of 3.00x. The credit agreement requires mandatory prepayments upon the occurrence of certain events, such as dispositions and casualty events, subject to certain exceptions. The TLA or Revolver may be voluntarily prepaid by the Company at any time without any premium or penalty.

The assets of the Company and equity interests of all present and future wholly-owned direct domestic subsidiaries of Apria Healthcare Group, with certain exceptions, are pledged as collateral for the TLA and Revolver. The credit agreement contains a financial covenant requiring the Company to maintain a total net leverage ratio less than 3.50x. The credit agreement also contains negative covenants that, among other things, restrict, subject to certain exceptions, the ability of Apria Healthcare Group and its restricted subsidiaries to incur additional indebtedness and guarantee indebtedness, create or incur liens, engage in mergers or consolidations, dispose of assets, pay dividends and distributions or repurchase capital stock, repay certain indebtedness, make investments and engage in certain transactions with affiliates.

As of December 31, 2021, no amounts were outstanding under the Revolver, there were $15.8 million outstanding letters of credit, and additional availability under the Revolver net of letters of credit outstanding was $84.2 million. The Company was in compliance with all debt covenants set forth in the TLA and Revolver as of December 31, 2021.

The Company records origination and other expenses related to certain debt issuance cost as a direct deduction from the carrying amount of the debt liability. These expenses are deferred and amortized using the straight-line method over the stated life, which approximates the effective interest rate method. The unamortized debt issuance costs related to the ABL Facility dated November 2, 2018 of $0.8 million were expensed in the year ended December 31, 2019 as a result of the new credit agreement. In connection with the TLA amendment for incremental term loans in December 2020, certain deferred financing fees related to the original TLA dated June 21, 2019 were determined to be an extinguishment of the existing debt and an issuance of new debt. As a result, the Company wrote off the related amounts of unamortized debt issuance costs of $0.8 million in the year ended December 31, 2020. Amortization and write-off of deferred debt issuance costs are classified within interest expense and other in the Company’s consolidated statements of income and was $1.1 million, $1.4 million, and $1.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Interest expense, excluding deferred debt issuance costs discussed above, was $10.7 million, $4.9 million and $4.0 million for the years ended December 31, 2021, 2020 and 2019, respectively. The interest rate was 2.50% as of December 31, 2021 and 2020.

Interest paid on debt totaled $10.6 million, $5.0 million and $4.2 million for the years ended December 31, 2021, 2020 and 2019, respectively.

7.	STOCK-BASED COMPENSATION

The following table summarizes stock-based compensation expense recognized by type of award which is recorded within SD&A expenses in the consolidated statements of income,

	Year Ended December 31,
(in thousands)	2021	2020	2019
Stock-based compensation expense by type of award:
Stock appreciation rights	$2,346	$3,000	$8,642
Omnibus plan awards	2,314	—	—
CFO restricted stock units	4,103	—	—
Long-term incentive plan awards (1)	1,386	1,838	367

Total stock-based compensation expense	$10,149	$4,838	$9,009

(1)	Prior to the IPO, the LTIPs were recorded as cash-based compensation expense.

Profit Interest Units— On October 28, 2008, Apria Healthcare Group was acquired by a wholly owned affiliate of BP Healthcare Holdings LLC (“Buyer”, or “BP Healthcare”). The Buyer was controlled by private investment funds affiliated with Blackstone Inc. (the “Sponsor”). BP Healthcare and its subsidiary, Holdings, granted equity units to certain employees, Board members and a member of a subsidiary’s Board of Directors for purposes of retaining them and enabling such individuals to participate in the long-term growth and financial success of the Company. These equity awards were issued in exchange for services to be performed.

PIUs were composed of Class B and Class C units related to Holdings. Holdings also has 3,575,000 outstanding in Class A-2 units, which are senior in liquidation rights to Class B units, whereas Class B units are senior in liquidation rights to Class C units. PIUs were measured at the grant date, based on the calculated fair value of the award, and were recognized as an expense over the employee’s requisite service period. There were no stated contractual lives for the units. The Company used the income approach and the guideline approach to estimate enterprise value, which was utilized to assess the fair value of each instrument.

Prior to the IPO, a portion of the Class B units vested over a specified period of time, generally five years, and a portion of the outstanding performance Class B units vested as a result of a modification, which accelerated vesting. Also, prior to the IPO, all outstanding performance Class C units vested as all performance conditions were met.

In connection with the IPO, all outstanding PIUs were converted into shares of Apria, Inc. common stock based on the value of the units implied by the per share price of common stock sold in the IPO.

The following table summarizes activity for all PIUs for the period from December 31, 2020 to February 10, 2021, the date at which they were all converted into shares of Apria, Inc. common stock:

	Class B Units	Weighted- Average Exercise Price	Class C Units	Weighted- Average Exercise Price
Outstanding as of December 31, 2020	88,008,850	$0.01	2,849,092	$—
Converted	(88,008,850)	(0.01)	(2,849,092)	—

Outstanding as of February 10, 2021	—	$—	—	$—

No units were granted in 2021, 2020 or 2019, as PIUs are no longer granted.

Stock Appreciation Rights—In 2015, the Company’s Board of Directors approved the Apria, Inc. 2015 Stock Plan that provided for the grant of SARs to directors, officers, employees, consultants and advisers (and prospective directors, officers, employees, consultants, and advisers) of the Company and its affiliates. These equity awards were issued in exchange for services to be performed.

The plan mandated a maximum award term of 10 years and that SARs be granted with a strike price not less than the fair market value determined as of the date of grant. SARs are measured at the grant date, based on the calculated fair value of the award and are recognized as an expense over the employee’s requisite service period. SARs granted under the plan generally vest over 60 months from the date of grant based on continued service. The contractual lives for the units are 10 years. All unvested SARs are forfeited upon employee termination. The Company accounts for forfeitures when they occur, and ultimately stock-based compensation is only recognized for awards that vest. In the event of a change in capital structure or similar event, SARs may be modified.

In connection with the IPO, Apria Healthcare Group SARs were converted to Apria, Inc. SARs at a conversion ratio based on the value of the units implied by the per share price of common stock sold in the IPO. Further, a pre-existing provision in the SARs was triggered, under which the SARs became exercisable by the holders.

As of December 31, 2021, total unrecognized compensation cost related to unvested SARs was $3.1 million, which is expected to be expensed over a weighted-average period of 2.8 years.

The Company has estimated the grant-date fair value of SARs using the Black-Scholes valuation model. The following assumptions were used in estimating the value and determining the related stock-based compensation attributable to the current period.

	2020	2019
Expected asset volatility(1)	45.0%	45.0%
Risk free interest rate(2)	1.8%	1.8%
Expected life(3)	6.35 years	6.35 years
Dividend(4)	—	—

(1)	Volatility is estimated as the average of the historical volatilities of the publicly traded comparable companies.
(2)	The risk-free interest rate is interpolated from the United States Constant Maturity Treasury curve with a term matching the expected life.
(3)	The expected life assumes the expected exercise date is the midpoint of vesting start date and the contractual expiration date of each tranche.
(4)	The dividend assumed is zero.

The following table summarizes activity for all SARs for the period from December 31, 2020 to December 31, 2021:

	Stock Appreciation Rights	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000s)
Outstanding as of December 31, 2020 (1)	106,113	$220.42	7.0	$51,885
Converted (2)	3,660,115
Exercised	(619,668)	6.73
Forfeited	(25,538)	5.33

Outstanding as of December 31, 2021	3,121,022	$6.13	5.9	$82,611

Vested units as of December 31, 2021	2,772,780
Exercisable as of December 31, 2021	2,122,495	$6.60	5.0	$55,183

(1)	Amounts do not reflect the IPO conversion to Apria, Inc. SARs.
(2)	Represents the incremental SARs outstanding as a result of the conversion of Apria Healthcare Group SARs into Apria, Inc. SARs in connection with the IPO.

The total intrinsic value exercised during the year ended December 31, 2021 was $16.7 million.

The following table summarizes the activity for unvested shares for the period from December 31, 2020 to December 31, 2021:

	Stock Appreciation Rights	Weighted- Average Grant- Date Fair Value
Unvested as of December 31, 2020 (1)	45,266	$119.46
Converted (2)	1,561,343
Vested	(613,161)	3.48
Forfeited	(25,538)	3.26

Unvested as of December 31, 2021	967,910	$3.30

(1)	Amounts do not reflect the IPO conversion to Apria, Inc. SARs.
(2)	Represents the incremental SARs outstanding as a result of the conversion of Apria Healthcare Group SARs into Apria, Inc. SARs in connection with the IPO.

There were 20,407 Apria Healthcare Group SARs granted in the year ended December 31, 2020 which were converted into Apria, Inc. SARs at IPO. As of December 31, 2021, there were no SARs available for future grants under the plan as no new equity-based awards will be granted under the Apria, Inc. 2015 Stock Plan.

Omnibus Plan Awards—The Company granted RSUs and PSUs, under the 2021 Omnibus Incentive Plan, or collectively referred to as Omnibus Plan Awards. The Omnibus Plan Awards vest either based solely on the satisfaction of time-based service conditions or on the satisfaction of time-based service conditions combined with a performance criterion. Omnibus Plan Awards are subject to forfeiture if the holder’s services to the Company terminate before vesting.

Omnibus Plan Awards with only time-based service vesting conditions granted to non-employee directors vest on the earlier of (i) the first anniversary of the vesting commencement date, and (ii) the first regularly scheduled annual meeting of the stockholders of the Company following the date of grant. Omnibus Plan Awards with only time-based service vesting conditions granted to employees vest over a three-year service period, as defined in the terms of each award. Omnibus Plan Awards that vest based on the satisfaction of a time-based service conditions combined with a performance criterion generally vest at the end of a two-and-a-half-year service period and three-year performance period, based on performance criteria established at the time of the award. The portion of the Omnibus Plan Award that is earned may be zero to 200% of the targeted number of shares subject to the Omnibus Plan Award depending on whether the performance criterion is met or exceeded.

Omnibus Plan Awards	Time-Based One Year Vesting	Time-Based Three Year Vesting	Performance and Time-Based	Total	Weighted-Average Grant Date Fair Value
Unvested Omnibus Plan Awards at December 31, 2020	—	—	—	—	$—
Granted (1)	35,413	205,433	88,916	329,762	29.64
Vested	—	(2,360)	—	(2,360)	29.65
Forfeited	—	(1,686)	—	(1,686)	29.65

Unvested Omnibus Plan Awards at December 31, 2021	35,413	201,387	88,916	325,716	$29.64

Unvested Omnibus Plan Awards expected to vest as of December 31, 2021				325,716	$29.64

(1)	Granted Omnibus Plan Awards and unvested Omnibus Plan Awards presented are based on the payout of the targeted number of shares.

As of December 31, 2021, the unrecognized compensation cost related to unvested Omnibus Plan Awards was $7.4 million, excluding estimated forfeitures. This amount is expected to be recognized over a weighted-average period of 2.1 years. The Company accounts for forfeitures when they occur, and ultimately stock-based compensation expense is only recognized for awards that vest.

CFO Restricted Stock Units—The offering resulted in the grant of RSUs to the Company’s CFO. The RSUs vest in tranches, with the first tranche vesting immediately upon the completion of the offering and the remaining RSUs vesting in two equal tranches upon the six month and one-year anniversary following the offering, subject to the CFO’s continued employment. Each tranche of RSUs can be settled in either cash or shares of the Company’s common stock at the election of the CFO.

During the year ended December 31, 2021, the first and second tranches of RSUs vested and were settled in cash. The remaining RSUs are settleable in cash or shares at the CFO’s election, which is outside of the control of the Company. As such, the remaining RSUs were treated as liability classified awards. The fair value was measured at the grant date and will be remeasured each reporting period until settlement. Compensation expense is recognized over the requisite service period subject to continued employment and adjusted each reporting period for changes in the fair value pro-rated for the portion of the requisite service period rendered. As of December 31, 2021, $1.0 million was recorded within other accrued liabilities in the consolidated balance sheet. Total unrecognized compensation cost related to RSUs was $0.3 million as of December 31, 2021. This amount is expected to be recognized over a weighted-average period of 0.1 years.

The following table summarizes activity for CFO RSUs for the period from December 31, 2020 to December 31, 2021:

	Restricted Stock Units	Weighted-Average Grant-Date Fair Value
Balance as of December 31, 2020	—	$—
Granted at IPO	159,976	21.60
Vested and paid	(119,982)	21.60

Unvested and outstanding as of December 31, 2021	39,994	$21.60

Long-Term Incentive Plan—The Company has a long-term incentive plan to incentivize free cash flow improvement and the transformational changes needed to position the Company properly for the future. The Company has awarded long-term incentive awards to executive officers and other key management employees.

The offering triggered a pre-existing provision under the Company’s 2019 LTIP pursuant to which the incentive awards will be settled in shares of the Company’s common stock. The maximum number of shares to be issued was determined by dividing the amount of each executive’s earned award by the volume-weighted average price of a share of common stock over the first 20 trading days following the offering. Awards granted under the 2019 LTIP have a maximum share count of 192,582 as of December 31, 2021. The offering was accounted for as a modification and, as such, the 2019 LTIP awards were reclassified from a liability to an equity classified award in connection with the IPO. As such, the estimated plan liability for services rendered during the term of the awards of $2.2 million, which was recorded within other noncurrent liabilities in the consolidated balance sheet as of December 31, 2020, was reclassed to additional paid-in capital in the consolidated financial statements as of December 31, 2021.

As of December 31, 2021, total estimated unrecognized compensation cost related to the LTIP was $0.7 million. This amount is expected to be recognized over a weighted-average period of 1.0 years.

The following table summarizes maximum share count activity under LTIP awards for the period from December 31, 2020 to December 31, 2021 as it is probable that the Company will achieve the maximum free cash flow payout level under the plan:

	Long-Term Incentive Plan	Weighted- Average Grant-Date Fair Value
Balance as of December 31, 2020	—	$—
Conversion at IPO	199,004	22.11
Forfeited	(6,422)	22.11

Balance as of December 31, 2021	192,582	$22.11

8.	INCOME TAXES

Income tax expense consists of the following:

	Year Ended December 31,
(in thousands)	2021	2020	2019
Current
Federal	$—	$—	$—
State	2,921	2,758	(1,263)

	2,921	2,758	(1,263)

Deferred
Federal	17,795	14,484	7,022
State	3,437	1,957	2,368

	21,232	16,441	9,390

	$24,153	$19,199	$8,127

The current income tax expense includes a tax (benefit) expense of $(0.0) million, $(0.2) million and $(1.4) million relating to changes in the Company’s accruals for uncertain tax positions for the years ended December 31, 2021, 2020 and 2019, respectively.

A reconciliation of the differences between income tax expense computed at the federal statutory rate and the provision for income taxes consist of the following:

	Year Ended December 31,
	2021	2020	2019
Income tax expense at statutory rate	21%	21%	21%
Non-deductible expenses	1	1	6
Government settlement	—	6	—
State taxes, net of federal benefit and state loss carryforwards	6	6	9
Non-deductible executive compensation	3	—	—
Stock-based compensation	(4)	(5)	4
Change in liability for unrecognized tax benefits	—	—	(5)
Other	—	—	(1)

Effective tax rate	27%	29%	34%

Significant components of deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2021	2020
Deferred tax assets:
Accounts receivable	$4,309	$7,521
Overpayment reserve	1,367	1,214
Accruals	12,192	13,805
Accrued vacation	4,089	3,860
Asset valuation reserves	961	826
Net operating loss carryforward and tax credits	37,505	46,614
Tax deductible goodwill	713	866
Intangible assets	471	284
Tax benefits related to unrecognized state tax benefits and interest accrued	23	10
Other, net	7,191	9,288

	68,821	84,288
Less: valuation allowance	(1,553)	(1,562)

Total deferred tax assets, net	67,268	82,726
Deferred tax liabilities:
Trade names and other indefinite-lived intangibles	(14,641)	(14,648)
Tax over book depreciation	(50,977)	(45,383)
Deferred expenses	(771)	(778)
Definite-lived intangibles	(1,032)	(1,187)
Other, net	(2,821)	(2,472)

Total deferred tax liabilities	(70,242)	(64,468)

Deferred income taxes, net	$(2,974)	$18,258

Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes and tax losses and credit carryforwards. Deferred income tax assets are required to be reduced by a valuation allowance when it is determined that it is more likely than not that all or a portion of a deferred tax asset will not be realized.

A valuation allowance of $1.6 million was recorded against the gross deferred tax asset balance as of December 31, 2021, 2020 and 2019, related to the future realization of state net operating losses.

As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of December 31, 2021, management evaluated all positive and negative evidence, including its three years of cumulative pretax income and its projected income, and determined that there is sufficient positive evidence to conclude that it is more likely than not that deferred tax assets are realizable.

The Company recognizes tax benefits related to positions taken, or expected to be taken, on its tax returns, only if the positions are “more-likely-than-not” sustainable. Once this threshold has been met, the Company’s measurement of its expected tax benefits is recognized in its financial statements.

A reconciliation of the beginning and ending balances of the gross liability for unrecognized tax benefits as of December 31, 2021, 2020 and 2019 is as follows:

	December 31,
(in thousands)	2021	2020	2019
Total gross unrecognized tax benefits as of January 1	$618	$735	$1,439
Reductions due to lapse in statute of limitations	(19)	(117)	(704)

Total gross unrecognized tax benefits as of December 31	$599	$618	$735

Total gross unrecognized tax benefits of $0.6 million are reflected in the Company’s December 31, 2021 consolidated balance sheet as follows: (a) $0.1 million included in income taxes payable and other non-current liabilities and (b) $0.5 million included in deferred income taxes.

The amount of unrecognized tax benefits, including accrued interest, penalties and federal tax benefit, which, if ultimately recognized, could affect the effective tax rate in a future period are $0.5 million, $0.5 million and $0.7 million as of December 31, 2021, 2020 and 2019, respectively.

The Company does not expect any material changes to its tax uncertainties within the 12-month rolling period ending December 31, 2022.

Interest expense and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Gross interest and penalties of $0.0 million, $0.0 million and $0.1 million are provided for within the liability for unrecognized tax benefits as of December 31, 2021, 2020 and 2019, respectively.

As of December 31, 2021, federal net operating loss and tax credit carryforwards of approximately $147.9 million and $1.2 million, respectively, are available to offset future federal taxable income. Net operating loss carryforwards of $51.7 million will expire during the Company’s 2037 tax year. Due to the enactment of the Tax Cuts and Jobs Act, federal net operating losses generated beginning in 2018 and thereafter are carried forward indefinitely. Therefore, the remaining $96.2 million of net operating loss carryforwards will not expire. Federal tax credit carryforwards will expire in varying amounts during the Company’s 2034 through 2041 tax years.

The Company files federal and state income tax returns in jurisdictions with varying statutes of limitations expiration dates. The Company’s calendar 2017 through 2021 tax years generally remain subject to examination by tax authorities.

Net income tax payments were $4.5 million, $3.2 million and $0.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.

9.	LEASES

The Company leases all its facilities. The Company’s real estate lease portfolio primarily consists of modified gross leases, in which the Company pays a share of the operating costs, and triple-net leases, in which the Company pays all of the operating costs. Operating costs that are the responsibility of the Company include taxes, maintenance, insurance and other allowable expenses. These expenses are considered variable costs as they are not tied to an index or rate. The Company elected the practical expedient to combine lease and non-lease components for all its real estate leases into a single component. In addition, delivery vehicles and office equipment are leased under operating leases. Lease terms are generally five years or less with renewal options for additional periods and often contain early termination clauses. Rents are generally increased annually by amounts stated within individual agreements, subject to certain maximum amounts defined within individual agreements.

The Company also has embedded leases related to certain information technology service contracts associated with outsourced data centers. The Company evaluated the agreements at inception in 2020 and 2021 and determined that portions of these arrangements contain an embedded lease as it has the exclusive use of, and control over the activity on the servers during the contractual term of the arrangements. The Company elected a practical expedient not to separate lease and non-lease components. As of December 31, 2021, the embedded leases were $6.1 million of operating lease ROU assets and $6.1 million of operating lease ROU liabilities, respectively.

The Company also leases certain patient equipment. Lease terms are generally twelve months or less with renewal options for additional periods. The Company also has short-term patient equipment leases with certain suppliers that are entirely variable based on equipment usage or a percentage of net revenues collected for specific products. Patient equipment lease expense is recorded in product and supply costs in the consolidated statements of income in the period incurred. The Company uses the portfolio approach to review patient equipment leases.

All of the Company’s leases are classified as operating leases. The leases do not include options to purchase the underlying assets that the Company is reasonably certain to exercise. The components of lease assets and liabilities are included on the consolidated balance sheets.

Significant components of lease expense were:

(in thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating lease expense	$35,898	$37,206
Variable lease expense	23,320	24,184
Short-term lease expense	2,305	1,353

Total lease expense	$61,523	$62,743

The following table summarizes supplemental information related to the Company’s operating leases:

(dollars in thousands)	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash paid for amounts included in the measurement of operating lease liabilities	$31,278	$29,757
Right-of-use assets obtained in exchange for new operating lease liabilities	41,007	19,850
Weighted average remaining lease term	3.4 years	3.0 years
Weighted average discount rate	3.4%	4.6%

Future minimum lease payments, by year and in the aggregate, required under noncancelable operating leases consist of the following as of December 31, 2021:

(in thousands)	Operating Leases
2022	$25,333
2023	21,078
2024	15,170
2025	9,148
2026	4,657
Thereafter	131

Total future minimum lease payments	75,517
Less: imputed interest	(3,794)

Present value of future minimum lease liabilities	71,723
Less: current lease liabilities	(23,419)

Long-term operating lease liabilities	$48,304

10.	COMMITMENTS AND CONTINGENCIES

Litigation— On December 18, 2020, a federal judge approved a civil and administrative settlement Apria entered into with the United States and certain state Medicaid programs in a complaint filed by three relators under the qui tam provisions of the False Claims Act (“FCA”), 31 U.S.C. § 3729 et seq., as well as comparable state false claims laws, in connection with the rental of non-invasive ventilators (“NIVs”). Apria also entered into separate settlements to resolve the relators’ claims brought on behalf of the States of California and Illinois related to NIVs covered by private insurers. The matter had been pending since 2017.

The government had alleged that Apria violated the FCA by submitting false claims seeking reimbursement for NIVs which were not being used, or not being used sufficiently, by patients, for NIVs which were being used pursuant to physician orders on a device setting which was available from other less expensive devices, and for improperly waiving co-pays to induce beneficiaries to rent NIVs. To resolve any potential liability, Apria agreed to enter into a civil settlement agreement with the government and paid $40.0 million to the federal government and the states during the year ended December 31, 2020. Apria separately agreed with the relators and paid approximately $3.6 million during the year ended December 31, 2020 to settle all remaining claims from their complaint, including: (1) claims for retaliation in violation of federal and state laws; (2) claims for attorneys’ fees and costs available under federal and state law; and (3) claims under the Illinois Insurance Claims Fraud Prevention Act, 740 ILL. COMP. STAT. 92/1 et seq. Apria also agreed with the California Department of Insurance to pay $0.5 million, which was paid during the three months ended March 31, 2021, to resolve claims asserted by the relators under the California Insurance Frauds Prevention Act, CAL. INS. CODE § 1871 et seq. Apria did not admit that any of its conduct was illegal or otherwise improper. The expense is included in SD&A expenses in the consolidated statements of income and was $0.0 million, $31.9 million, and $12.2 million for the years ended December 31, 2021, 2020 and 2019, respectively.

In addition to the matter referenced in this note, the Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcomes of which are not determinable at this time. Insurance policies covering such potential losses, where such coverage is cost effective, are maintained. In the opinion of management, any liability that might be incurred upon the resolution of these claims and lawsuits will not, in the aggregate, have a material effect on the Company’s financial condition or results of operations, cash flows and liquidity.

Supplier Concentration—Approximately 76% of purchases for patient equipment and supplies are from five vendors. Although there are a limited number of suppliers, management believes that other vendors could provide similar products on comparable terms. However, a change in suppliers could cause delays in service delivery and possible losses of revenue, which could adversely affect the Company’s consolidated financial condition or operating results. In June 2021, one of the Company’s suppliers, Philips Respironics, announced a voluntary recall for continuous and non-continuous ventilators (certain CPAP, BiLevel positive airway pressure and ventilator devices) related to polyurethane foam used in those devices. The Food and Drug Administration has since identified this as a Class I recall, the most serious category of recall. In addition, from time to time, the Company enters into exclusive arrangements with certain suppliers to provide patient equipment and supplies.

Purchase Obligations—In April 2009, the Company entered into a ten-year information technology services agreement to outsource certain information systems functions. Effective February 2020, the agreement was amended a second time to extend the agreement through January 2024. If the Company terminated the agreement, the required obligation to the vendor would be approximately $4.1 million for services during the 120-day cancellation notice period plus termination fees.

In 2020, the Company began to transition the management of its data centers to a third-party services provider. As of December 31, 2021, the Company’s fixed commitments, other than amounts classified as embedded leases, were $3.2 million, $3.6 million, $2.9 million and $0.5 million for the years ended December 31, 2022, 2023, 2024 and 2025, respectively.

In December 2021, the Company amended its existing contract with a software as a service provider for two additional years. As of December 31, 2021, fixed commitments were $4.5 million and $3.8 million for the years ended December 31, 2022 and 2023, respectively.

Guarantees and Indemnities—From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) certain asset purchase agreements, under which the Company may provide customary indemnification to the seller of the business being acquired; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company’s officers, directors, and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their relationship with the Company.

The terms of such obligations vary by contract, and in most instances, a specific or maximum dollar amount is not explicitly stated therein. Generally, amounts under these contracts cannot be reasonably estimated until a specific claim is asserted. Consequently, no liabilities have been recorded for these obligations on the consolidated balance sheets for any of the periods presented.

11.	EMPLOYEE BENEFIT PLANS

401(k) Savings Plan—The Company has a 401(k)-defined contribution plan, whereby eligible employees may contribute up to 35% of their annual base earnings. The Company has a discretionary match based on the Company’s performance. Total expenses related to the defined contribution plan were $2.7 million, $2.6 million and $2.0 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Deferred Compensation Plan—A nonqualified deferred compensation plan is available for approximately 75 employees. The plan provides participants with the advantages of pre-tax contributions and tax-deferred compounding of interest. Plan assets, which represent the fair market value of the investments, were $9.4 million and $6.4 million, and plan liabilities were $9.8 million and $6.6 million as of December 31, 2021 and 2020, respectively, included in other long-term assets and restricted cash in the consolidated balance sheets.

12.	CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

DMEscripts LLC— In connection with the formation of the JV, the Company entered into a promissory note that evidences a LOC pursuant to a JV Loan Agreement, to which the Company has agreed to provide up to $3.0 million in debt funding to the JV. In accordance with the JV Loan Agreement, the LOC bears interest at the rate of 7.5% per annum. The LOC calls for monthly interest only payments until the sooner of August 16, 2025 or the borrower achieving Breakeven Performance, at which time the remaining outstanding principal amount is amortized in equal monthly installments over five years. Amounts due under the LOC may be prepaid at any time. As of December 31, 2021, the outstanding balance of $2.1 million under the LOC was recorded as a note receivable, related party on the consolidated balance sheet. In addition, the Company has $0.1 million of accounts receivable due from the JV pursuant to a transition services agreement included within prepaid expenses and other current assets on the consolidated balance sheet.

Commercial Transactions with Sponsor’s Portfolio Companies:

Change Healthcare—In December 1999, the Company entered into an agreement with Change Healthcare, a company affiliated with the Sponsor since 2011, to perform various revenue and payment cycle management functions. The Company paid Change Healthcare approximately $3.4 million, $3.4 million and $3.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. Amounts included in accounts payable were $0.2 million as of December 31, 2021 and 2020.

BREIT Industrial Canyon PA1W01 LLC—In May 2018, the Company began paying BREIT Industrial Canyon, a subsidiary of Blackstone Real Estate Income Trust, Inc., which is a non-exchange traded, perpetual life real estate investment trust externally managed by an affiliate of the Sponsor, which had acquired a property for which the Company is in a lease agreement through October 2023. The Company paid BREIT Industrial Canyon approximately $1.2 million, $0.7 million and $0.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. The discounted operating lease liability for the remaining non-cancelable lease term is $1.2 million and $1.7 million as of December 31, 2021 and 2020, respectively.

Mphasis—In September 2019, the Company entered into an eighty-seven-month agreement with Mphasis, a Company affiliated with the Sponsor since 2016, to perform various technology related services previously performed by another outsource vendor. The Company has the right to terminate for convenience with a minimum three-month notice. If the Company terminated the agreement, the required obligation to the vendor would be approximately $1.9 million for services during the three-month cancellation notice period plus termination fees. The Company paid Mphasis approximately $5.9 million, and $4.5 million for the years ended December 31, 2021 and 2020, respectively. Amounts included in accounts payable were $0.9 million and $0.4 million as of December 31, 2021 and 2020, respectively.

Alight Solutions—In December 2019, the Company entered into an agreement with Alight Solutions, a Company affiliated with the Sponsor since 2017, to perform services related to the deployment of a new financial management system. The Company also entered into a three-year post-implementation support contract that is expected to begin in 2022. The Company has the right to terminate for convenience with a minimum thirty-day notice. If the Company terminated the agreement, the required obligation to the vendor would be approximately $0.4 million for termination fees. The Company paid Alight approximately $1.5 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively. Amounts included in accounts payable were $0.2 million and $0.3 million as of December 31, 2021 and 2020, respectively.

Blue Yonder— Blue Yonder, a Company affiliated with the Sponsor, provides software solutions for supply chain planning optimization. The Company paid Blue Yonder, approximately $0.0 million and $0.9 million for the period ended September 17, 2021, the date Blue Yonder was sold, and the year ended December 31, 2020, respectively. No amounts were included in accounts payable as of December 31, 2021 and December 31, 2020.

13.	SUBSEQUENT EVENT

Pending Merger with Owens & Minor Inc. (“Owens & Minor”)— On January 7, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Owens & Minor, and StoneOak Merger Sub Inc., an indirect, wholly owned subsidiary of Owens & Minor (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company with the Company surviving the Merger as an indirect, wholly owned subsidiary of Owens & Minor.

Under the terms of the agreement Owens & Minor will acquire the Company for $37.50 in cash per share of common stock, representing an equity value of approximately $1.45 billion, as well as the assumption of debt and cash for a total transaction value of approximately $1.6 billion.

The Merger Agreement contains customary representations, warranties and covenants. The consummation of the Mergers is conditioned on the receipt of the approval of the Company’s stockholders, as well as the satisfaction of other customary closing conditions and other regulatory approvals and is expected to close during the first half of 2022.

The Merger contains certain customary termination rights for the Company and Owens & Minor including the right of the Company to terminate the Merger Agreement to accept a superior proposal, subject to specified limitations, and provides that, among other circumstances, upon termination of the Merger Agreement by the Company or Owens & Minor upon specified conditions in connection with the Company’s entry into a superior proposal, the Company will be required to pay Owens & Minor a termination fee of $41,970,000. In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 7, 2022.

Other than transaction expenses associated with the proposed merger of $0.7 million recorded in SD&A expense in the accompanying consolidated statements of income for the year ended December 31, 2021, the terms of the Merger Agreement did not impact the Company’s consolidated financial statements. In addition, the Company paid $5.0 million to a financial advisor associated with the proposed merger in the first quarter of 2022 and the remainder of the fees is payable contingent upon consummation of the merger.